CLINICAL INTELLIGENCE, INC.
1629 York St., Denver, Colorado 80206
(303) 388-8586

27 June 2005
Patrick Gilmore, CPA
Securities and Exchange Commission
Washington, DC 20549

            RE: Amendment No. 1 to the Form 8K/A
                   Filed: 16 June, 2005 15:09
                   File No. 333-110128
                   Accession No. 0001127855-05-000431

Dear Mr. Gilmore:

            With respect to the filing as identified above, we make the following statement:

            Clinical Intelligence, Inc., hereby acknowledges

(1)	that the company is responsible for the adequacy and accuracy of the disclosure in the filing;
(2)	that staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and
(3)	that the company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Thank you for your courtesy in this matter.

                                                                                       CLINICAL INTELLIGENCE, INC.

                                                                                       /s/ Edward H. Hawkins
                                                                                       Edward H. Hawkins, Secretary